Exhibit 99.1

ICOP Effects Reverse Stock Split

LENEXA, KS--(Marketwire - June 22, 2010) - ICOP Digital, Inc. (NASDAQ: ICOP), an industry-leading company engaged in advancing mobile video solutions, today announced that it filed articles of amendment to implement a one-for-ten reverse stock split of the Company's common stock. The reverse stock split, which was previously approved by the Company's Board of Directors (the "Board") and shareholders, took effect at 12:01 a.m. MT on June 22, 2010. Trading of the Company's common stock on the NASDAQ Capital Market will continue, on a reverse stock split-adjusted basis, when trading begins on June 22, 2010.

On June 3, 2010, the Company's shareholders approved a proposal to authorize the Company's Board to implement, at its discretion, a reverse stock split of the Company's outstanding shares of common stock within a range of one-for-two to one-for-ten and to file an Amendment to the Company's Articles of Incorporation (the "Articles of Amendment") to effect such a reverse stock split. The Board has authorized a one-for-ten reverse stock split of the Company's common stock, and on June 21, 2010, the Company filed the Articles of Amendment.

As a result of the reverse stock split, every ten shares of the Company's issued and outstanding common stock was combined into one share of common stock, and the number of shares of the Company's common stock outstanding was reduced from approximately 27.2 million shares to approximately 2.72 million shares. The reverse stock split did not change the number of authorized shares of the Company's common stock. To reflect the reverse stock split, NASDAQ will append the fifth character "D" to the Company's ticker symbol for 20 business days. During that time, the Company's common stock will continue to be listed on NASDAQ and trade under "ICOPD." The CUSIP number for the company's post-split common stock will be 44930M 500.

No fractional shares of common stock will be issued as a result of the reverse stock split. Instead, each fractional share that would otherwise result from the reverse stock split will be rounded up to one whole share of post-split common stock. Computershare, the Company's transfer agent, will act as exchange agent for purposes of implementing the exchange of stock certificates. After the reverse stock split, transmittal forms will be provided to registered holders providing instructions for the exchange of stock certificates.

The primary objective of the reverse stock split is to maintain the Company's listing on the NASDAQ Capital Market by regaining compliance with NASDAQ's minimum share price listing requirement. Additional information about the reverse stock split is available in the Company's definitive proxy statement filed with the Securities and Exchange Commission on April 22, 2010.

About ICOP Digital, Inc.
ICOP Digital, Inc. (NASDAQ: ICOP) is a leading provider of in-car video and mobile video solutions for Law Enforcement, Fire, EMS, Military, and Transportation markets, worldwide. ICOP solutions help the public and private sectors mitigate risks, reduce losses, and improve security through the live streaming, capture and secure management of high quality video and audio. www.ICOP.com

Forward-Looking Statements
This document contains forward-looking statements. You should not rely too heavily on forward-looking statements because they are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. The Company may experience significant fluctuations in future operating results due to a number of economic, competitive, and other factors, including, among other things, our reliance on third-party manufacturers and suppliers, government agency budgetary and political constraints, new or increased competition, changes in market demand, and the performance or reliability of our products. This, plus other uncertainties and factors described in our most-recent annual report and our most-recent prospectus filed with the Securities and Exchange Commission, could materially affect the Company and our operations. These documents are available electronically without charge at www.sec.gov.

For more information, contact:
Melissa K. Owen
Dir. of Communications
16801 West 116th Street
Lenexa, KS 66219 USA
Phone: (913) 338-5550
Fax: (913) 312-0264
mowen@ICOP.com
www.ICOP.com

For Investor Relations:
DC Consulting, LLC
Daniel Conway
Chief Executive Officer
Phone: (407) 792-3332
investorinfo@ICOP.com
daniel@dcconsultingllc.com